EXHIBIT 10.62

April 23, 2008

Mr. Dale Heins
17 Babler Lane
St. Louis, MO 63124

RE: Employment

Dear Dale:

I am pleased to confirm your appointment as Senior Vice President and Chief Financial Officer of CPI Corp. and Consumer Programs Incorporated (the “Company”), effective as of April 19, 2008, on the following terms and conditions:

    1.    Duties.  Under the direction of the Company’s Chief Executive Officer, your duties and responsibilities will be that of a lead executive of the Company including helping plan, implement and achieve the strategies and goals of the Company as reviewed and established by the Board of Directors.

    2.    Base Cash Salary.  Your base cash salary will be $235,000 annually. Your base cash salary will be reviewed with you no less than annually and may be increased from time to time by the Compensation Committee of the Board of Directors.

    3.    Annual Bonus.  You will be eligible to participate in the Performance Incentive Plan of the Company as a key executive of the Company.  It is anticipated that any payment due you under this plan will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board.

    4.    Access, Equipment and Expenses.  CPI will provide access to its computer equipment and systems and will reimburse you for expenses incurred in the course of performing your duties, subject to your submission of invoices or other customary proof of expense.

    5.    Other Benefits.  As a CPI executive, you will generally be entitled to continue participating in other active benefit plans and programs on the same terms as the other executives in the Company.  These benefits currently include:

a.	401(k) Plan: This qualified plan allows employees to contribute up to 25% of base salary annually. The company matches 50% of employee contributions up to a maximum of 5% of salary in common stock.

b.
Health/Disability: The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.  Employee premiums are adjusted annually.    Long-term disability insurance is also available.

c.
Life Insurance: Key managers of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000.  Once per year, the key managers are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy.  Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium, and the key manager pays the balance.

d.	Vacation: You will be entitled to five weeks of paid vacation per year.

    6.    Termination and Severance.   If your employment is terminated by the Company without Cause at any time, you shall be entitled to a severance amount equal to one year’s base salary, payable in a lump sum, provided you execute and deliver a release of all claims arising from or related to your employment and the termination of your employment in a form satisfactory to the Company.  If your employment is terminated for any other reason, you will be entitled to no benefits, except as provided by law or under the specific terms of the Company’s benefit programs in which you are then participating.  “Cause” as used herein shall mean any of the following:  (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach of Sections 7, 8, 9 or 10 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

    7.    Insider Status.  As a key executive of the Company, you will be considered an “insider” subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company’s General Counsel.

    8.    Confidentiality.  You will maintain in confidence all non-public information you learn about the Company and its business, including strategies, plans, prospects and financial, employee, vendor and customer information.  You will not use, copy or disclose any such information except as necessary to perform the functions of your job or with the prior consent of the company.

    9.    Non-Compete and Non-Solicitation.   It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

    10.    Work for Hire.   As an employee, you agree that your ideas, concepts, graphics, creative or other products of your work will be owned by the Company, and you agree to acknowledge the Company’s ownership in writing upon request from the Company.

Please acknowledge your agreement to the terms set forth above by signing one copy of this letter in the space provided below and returning a signed original to me.

Sincerely,

By:	/s/Jane E. Nelson
Jane E. Nelson
Secretary and General Counsel

Accepted this 23rd day of April, 2008

/s/Dale Heins
________________________________
Dale Heins